Exhibit 99.2

Final Transcript
Thomson StreetEvents SM
Conference Call Transcript BIG - Q2 2011 Big Lots Inc Earnings Conference Call Event Date/Time: Aug 25, 2011 / 12:00PM GMT

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

CORPORATE PARTICIPANTS
Tim Johnson
Big Lots, Inc. - SVP, Finance
Steve Fishman
Big Lots, Inc. - Chairman, CEO & President
Chuck Haubiel
Big Lots, Inc. - EVP, Real Estate, Legal & General Counsel
Joe Cooper
Big Lots, Inc. - EVP, CFO, and President, Big Lots Canada

CONFERENCE CALL PARTICIPANTS
Meredith Adler
Barclays Capital - Analyst
Dan Wewer
Raymond James - Analyst
Joe Feldman
Telsey Advisory Group - Analyst
Laura Champine
Cowen & Co. - Analyst
Anthony Chukumba
BB&T Capital Markets - Analyst
John Zolidis
Buckingham Research Group - Analyst
Jeff Stein
Ticonderoga Securities - Analyst
David Mann
Johnson Rice & Co. - Analyst
Peter Keith
JMP Securities - Analyst
Mark Mandel
ThinkEquity - Analyst

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots second-quarter 2011 teleconference. This call is being recorded. During this session, all lines will be muted until the question-and-answer portion of the call. (Operator Instructions). At this time, I would like to introduce today's first speaker, Senior Vice President of Finance, Tim Johnson. Please go ahead.

Tim Johnson - Big Lots, Inc. - SVP, Finance

Thanks, Jake and thank you, everyone, for joining us for our second-quarter conference call. With me here in Columbus today are Steve Fishman, our Chairman, CEO and President; Chuck Haubiel, Executive Vice President, Real Estate, Legal and General Counsel; and Joe Cooper, Executive Vice President, Chief Financial Officer, and President of Big Lots Canada.

FINAL TRANSCRIPT

Aug 25, 2011 / 12:00PM GMT, BIG - Q2 2011 Big Lots Inc Earnings Conference Call

Before we get started, I would like to remind you that any forward-looking statements we make on today's call involve risks and uncertainties and are subject to our Safe Harbor provision as stated in our press release and our SEC filings and actual results can differ materially from those described in our forward-looking statements.

As many of you know, this is our first communication of financial results containing our recently acquired Canadian business. In today's press release, we have provided summary level segment reporting to facilitate a better understanding of these results.

Our consolidated financials include results of our Canadian business since acquisition, or July 19. We do not anticipate providing pro forma or historical information as it is not required and in our view is not indicative of our business going forward. We will be speaking in detail to our results from US operations and Joe will provide commentary on our plans and expectations for our Canadian business. All of our comments this morning are focused on continuing operations as any discontinued operations activity is not material to overall results. With that, I will turn it over to Steve.

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Thanks, TJ and good morning, everyone. From a top-line perspective, I was encouraged to see our business trends improve as the second quarter progressed. After a tough month in May when comps were down in mid-singles, our sales trends improved as weather improved and the combined period of June and July was relatively flat. The level of improvement in June and July was apparent in most major categories, particularly in Seasonal, Consumables, Furniture and Home.

From a merchandise perspective, Consumables trends accelerated from Q1 to Q2 and comps were up in the mid-single digits. We placed a tremendous amount of effort and focus on this category and the results over the last six months demonstrate how quickly our trends can change. Our assortments have become broader to offer the customer more selection at extreme value and savings. From an execution standpoint, we know the marketing and presentation of the product in the store has improved, and in Q3, you will see new initiatives such as our Fresh Finds captive label expansion and more prevalent signage of extreme value compared to pricing. We believe these efforts will help us to maintain the trends we are seeing in Consumables.

Seasonal merchandise comps finished up mid-single digits as well. When the temperature started to rise in June and July, so did our comps as customers had a need and did respond favorably to our promotional strategy. We are confident this category drives customer traffic and helped provide a lift to other categories in our store as well. Seasonal is a very clear differentiator in our strategy, and I feel bullish about our plans for fall, particularly in the holiday season and Q4.

Furniture comps were down mid-singles, up against double-digit positive comps last year. In this category, we were up against some unique closeout activity last year, namely the Galleria liquidation and a Kaye furniture deal. Comps accelerated as the quarter went along and the last year deals were no longer a factor and over the last few weeks, comps have been relatively flat to slightly positive. We have strategized to grow this business in the back half of the year on "how high is high" testing results from last year. I am comfortable with our position and continue to believe that Furniture is one of our biggest growth categories over the next several quarters and years.

Our Home business comped down against a double-digit positive comp last year and also experienced improving trends in Q2. I told you on the last call that Doug and his team were strategically making changes for the fall, and I believe we are already starting to see some of the benefits of their work. It is early, but we absolutely believe our Home business and the assortments will improve over the next several quarters.

From an inventory standpoint, I am comfortable with our overall levels and feel confident that the growth is in the right areas -- Consumables, which has been strong, Home where we are funding new ideas and in Electronics where some deals helped performance of our early August ads. Inventory levels in the balance of our categories are down to last year and appropriately so. Overall, the content and quality of the inventory is pretty good in most areas, but there are pockets where I think you will see us take some markdowns to clear goods because we have better ideas coming. But that is our business. We have to stay fresh and changing to the customer.

In an environment that is still fragile with a customer who is challenged and concerned, we stay focused on our business and generated a record second quarter EPS result, and we continue to be good stewards of our capital. With the volatility in the market, we were able to opportunistically repurchase over $300 million of stock, or 13% of our outstanding shares. We believe this is a good long-term investment and hopefully demonstrates to our shareholders that we are confident in this model and our prospects for the future. Now TJ is going to give you some details on the quarter.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FINAL TRANSCRIPT

Aug 25, 2011 / 12:00PM GMT, BIG - Q2 2011 Big Lots Inc Earnings Conference Call

Tim Johnson - Big Lots, Inc. - SVP, Finance

Thanks, Steve. I am going to focus my comments on US operations and Joe will touch on Canada results at a high level in just a moment. Sales for our US operations for the second quarter were $1.163 billion, an increase of 1.8% compared to the $1.142 billion we reported for the second quarter of last year. Comparable store sales decreased 1.5%.

For Q2, operating profit dollars were $60.1 million, a decrease of $3 million compared to last year. As anticipated, the operating profit decline was the result of lower comps and a lower gross margin rate, partially offset by expense leverage.

Gross margin dollars declined 1% in Q2 compared to a year ago. As expected, our rate of 39.5% was down 100 basis points to last year with the decline resulting from higher Seasonal markdowns, higher domestic freight costs due to fuel prices, and an unfavorable merchandise mix resulting from the strength of our Consumables business.

Total expense dollars were $398.9 million, which was slightly lower than last year. The second-quarter SG&A rate was 34.3%, or down 60 basis points to last year. Expense leverage came from store payroll, lower bonus expense, lower utilities driven by our energy management investments, and lower insurance costs. Offsetting this leverage was higher transportation costs due to fuel and deleverage in depreciation and occupancy-related expenses.

Net interest expense was $0.5 million for the quarter compared to $0.3 million last year and our tax rate for the second quarter was 38.2% compared to 38.3% last year.

For the second quarter of fiscal 2011, our US-based retail operations reported income from continuing operations of $36.9 million, or $0.52 per diluted share. This result was better than our previously communicated guidance of $0.38 to $0.48 largely due to incremental expense leverage, lower interest costs, and share repo activity which we estimate added about $0.03 to our results for Q2.

From a consolidated point of view, including a net loss of $1.2 million, or $0.02 per diluted share from our recently acquired Canadian retail business, we reported consolidated income from continuing operations of $35.7 million, or $0.50 per diluted share. This compares to income from continuing operations of $38.8 million, or $0.48 per diluted share a year ago. Our average diluted share count for the quarter was 71 million shares, and we ended Q2 with 67.1 million shares outstanding.

Turning to the balance sheet, inventory ended the second quarter of 2011 at $780 million versus $734 million last year. The increase of 6% represents the Canadian acquisition, growth in the number of US stores and approximately 2% per store growth in our US stores. Growth, which, as Steve just mentioned, was to fund certain initiatives or trends to better position us for Q3.

For the second quarter, CapEx totaled $28.3 million compared to $31.1 million last year with the decrease primarily related to last year's incremental investment in energy management systems. Depreciation expense for the quarter was $21.4 million, an increase of $2.6 million to the prior year.

We ended the quarter with $58 million of cash and cash equivalents and $60 million of borrowings under our credit facility. This compares to $171 million of cash and cash equivalents last year and no borrowings under our credit facility. Our use of cash and debt over the last 12 months was the result of our share repurchase activity and our investment to date in Big Lots Canada partially offset by the cash generated by operations over the last year.

On the topic of liquidity, during the second quarter of fiscal 2011, we did announce a new $700 million five-year unsecured revolving credit facility, which includes a CAD200 million subfacility allowing us to efficiently support the growth of our newly acquired Canadian operations. The new facility replaced our prior $500 million credit facility, which was set to expire in April of 2012.

We have been investing cash and utilizing our financial strength and balance sheet to repurchase stock over the last several weeks. In Q2, we invested $236 million to purchase 7.2 million shares at a weighted average price per share of $32.68. Subsequent to the end of the second quarter, we've continued to invest in our repurchase plan and through yesterday, August 24, 2011, we have invested $77 million in the third quarter of 2011 to repurchase 2.5 million shares at an average price of $31.11 per share.

On a year-to-date basis, we have invested $313 million to repurchase 9.7 million shares at an average price of $32.28 per share. This represents approximately 13% of our outstanding shares as of the beginning of fiscal 2011. We have $145 million remaining under our current authorization to repurchase shares opportunistically in the open market. Now I'll turn it over to Chuck for an update on real estate.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FINAL TRANSCRIPT

Aug 25, 2011 / 12:00PM GMT, BIG - Q2 2011 Big Lots Inc Earnings Conference Call

Chuck Haubiel - Big Lots, Inc. - EVP, Real Estate, Legal & General Counsel

Thanks, TJ. During the second quarter, we opened 15 stores and closed five, leaving us with 1415 stores and total selling square footage of 30.6 million. On a year-to-date basis, we have opened 24 new stores and closed seven locations. We remain on course to open 90 stores this year, of which I anticipate 25 or so to be what we consider to be our A type locations. We are in a much better position this year to open new stores earlier than last year, but still have some opportunity to improve.

Of the 66 stores remaining to be opened, the large majority of the stores, 45 or so, should open in Q3, leaving the balance for early November or Q4. Currently, we still expect to close approximately 45 stores, leaving us with net US store growth of 45 stores or approximately 3% for fiscal 2011.

Generally speaking, we are very pleased with our progress this year and how our new store openings have performed to date. The real estate market remains pretty decent for us and we continue to make an effort to expand our landlord base.

Similar to merchandise, change creates opportunity, so as the retail landscape and the players in it continue to change, we believe there will also continue to be ample space available to support our plans for future growth both here in the US, as well as in Canada. With that, I will turn it over to Joe.

Joe Cooper - Big Lots, Inc. - EVP, CFO, and President, Big Lots Canada

Thanks, Chuck and good morning, everyone. I am going to focus my comments on two key topics this morning. First, Big Lots Canada and an update on our assessment and expectations and then how we are looking at our forward guidance.

As many of you know, our acquisition of Liquidation World closed on July 18th or less than 40 days ago. Liquidation World, now known as Big Lots Canada, was a chain of approximately 90 stores throughout Canada. It was a business with a long heritage of closeout or liquidation retail and likely the most similar type retailer to Big Lots in the Canadian marketplace. However, the business has been challenged over the last several years. The losses were mounting resulting in significant liquidation issues.

We saw this as an excellent opportunity to cost effectively enter the retail landscape in Canada and to introduce a Canadian version of the Big Lots WIN strategy. In that light, we've spent the last several weeks in the very early stages of our discovery phase bringing in expertise principally from our Big Lots team in Columbus to assess the current state of the business and organization in order to help us focus and prioritize the most important issues now.

While the needs are many across the business, three critical immediate needs are very clear. Merchandise, we need to fill empty store shelves with great quality and extreme value merchandise. Today, inventory levels are down over 70% or so compared to prior-year levels. Lots of empty shelves and a fair amount of inventory that is in stores has aged and we are moving swiftly to liquidate.

We need to recruit and hire great talent. The organization has lost a lot of talent over the last year and as a result, we are looking to hire somewhere in the neighborhood of 15 associates in the general office with particular focus in the merchandising area, which, as a retailer, we all know is the lifeblood of any business. Simply put, we need more resources to go after the merchandising opportunities and to effectively plan and control inventories.

We need to clean up our stores and implement basic processes. While we are looking for talent in stores as well, the most immediate need is to clean up the stores, repair assets which had not been maintained and better support and direct our dedicated team of store associates by implementing some basic processes like our own ready-for-business standards.

We are developing a 180-day transition plan, which is comprehensive of all functional areas -- merchandising, planning, sourcing, distribution and logistics, stores, real estate, HR and IT. With this roadmap, we are aiming to stabilize the business, start to put some processes and controls in place and identify areas of investment needed for the long-term success of the business. We have experience in our organization on tackling this type of project.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FINAL TRANSCRIPT

Aug 25, 2011 / 12:00PM GMT, BIG - Q2 2011 Big Lots Inc Earnings Conference Call

Similar to our own Big Lots repositioning when Steve joined us, to execute real change takes time. As I will detail in a moment, we know financial results will be challenging in the back half of 2011. We expect we will make progress in fiscal '12. However, our forecast suggests fiscal 2013 will be the first profitable year this business has seen since 2006.

While we initially reviewed the potential with this concept, our analysis suggested the financial returns in Canada over the next five to seven years would be as strong, if not stronger than the returns we expect when we decide to open stores in the US. Based on everything we have learned to date, we still believe the opportunity is as good as advertised.

There has been a significant amount of work completed in a very short period of time, more work than I want to go into detail on this call, but I would be happy to take questions on this topic in Q&A.

Now moving onto guidance, we are forecasting Q3 retail sales in the range of $1.1 billion to $1.115 billion for our US stores, which is based on flat to slightly positive comps. We expect our Q3 gross margin rate will be down to last year due to higher domestic freight costs and an unfavorable merchandise mix. Additionally, we are prepared to be more promotional if the macro environment remains difficult.

From an expense standpoint, we expect to generate leverage on our flat to slightly positive comps. Based on these assumptions, Q3 EPS from continuing operations for US operations is estimated to be in the range of $0.18 to $0.24 per diluted share compared to $0.23 per diluted share last year.

In terms of Canada, given our position in the early stages of the turnaround and the investment needed in the business, we are forecasting estimated sales in the range of $14 million to $17 million and an operating and net loss in the range of $10 million to $12 million. On a consolidated basis, Q3 EPS from continuing operations is expected to be in the range of $0.03 to $0.08 per diluted share. I think it is important to note that given the extensive loss history of the Canadian business, accounting standards do not allow for us to recognize a tax benefit on our losses until such time as we prove consistency of performance and making money.

Turning to the fourth quarter for US operations, we are forecasting comp sales to be slightly positive. We expect to benefit from one additional shopping day between Thanksgiving and Christmas. We expect our Q4 gross margin rate will be below LY and we estimate expense leverage on a slightly positive comp. Based on these assumptions, Q4 EPS from continuing operations for US operations is estimated to be in the range of $1.70 to $1.75 per diluted share compared to $1.46 per diluted share last year.

In terms of Canada, we are forecasting estimated sales in a range of $20 million to $23 million and an operating and net loss in the range of $8 million to $10 million. On a consolidated basis, Q4 EPS from continuing operations is expected to be in the range of $1.57 to $1.62 per diluted share.

For the full year, our revised guidance for US operations calls for income from continuing operations for fiscal 2011 to be in the range of $3.10 to $3.20 per diluted share compared to our previous guidance of $2.75 to $2.90 per diluted share. The change or increase reflects Q2 outperformance and known share repurchase activity. Our EPS guidance is based on a weighted average diluted share count of approximately 69 million shares and does not assume any share repurchase activity past close of business yesterday.

For the full year fiscal 2011, we now expect comparable store sales from US operations in the range of flat to slightly negative. In terms of Canada, we are forecasting estimated sales in the range of $38 million to $44 million with a net loss in the range of $19 million to $23 million. On a consolidated basis, fiscal 2011 EPS from continuing operations is expected to be in the range of $2.80 to $2.90 per diluted share.

From a cash flow perspective, in order to include our Canadian operations in our estimates, we updated our estimated cash flow to be approximately $145 million versus our prior guidance of $185 million for fiscal 2011. The $40 million change is related to forecasted Canadian operating losses, investment in new fresh inventory for our Canadian stores and expected CapEx needs. Our total investment in Canada for fiscal 2011 will be approximately $60 million, the $40 million I just mentioned plus our $20 million initial investment.

Other items of note in our forecast, our guidance for interest expense for the year remains unchanged. Our guidance for the tax rate is a little more involved now with Big Lots Canada. In terms of our US operations, we expect the tax rate to be in the range of 38% to 39%. Given that we will have net losses in Canada with no benefit, our consolidated income tax rate will likely be in the range of 40% to 41%. Now back to Steve for some closing remarks.

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FINAL TRANSCRIPT

Aug 25, 2011 / 12:00PM GMT, BIG - Q2 2011 Big Lots Inc Earnings Conference Call

We have given some pretty detailed information today about our forecasts for the second half of 2011, as well as our initial thoughts and near-term action steps for Big Lots Canada business. Before we go to Q&A, I think if you take away a few key notes from this call and our results today, let it be this. The first half of 2011 proved to be more challenging than originally anticipated for different reasons. However, we have an experienced and tested management team at Big Lots who did not waver, but instead remained confident and focused on long-term plans and the potential of this business. The result was two record quarters of EPS and improving trends heading into the fall season.

Second, we are bullish about the long-term potential of Big Lots Canada. Joe detailed our efforts to date and it is likely that the financial picture will be difficult for the next several quarters as we reposition, test and learn, and execute a Big Lots strategy in Canada. Over the next 12 months or so, we estimate cash investments of $75 million to $80 million, $60 million of which will be in this current year. However, we view this investment of less than $1.50 per share in cash outlay as a low-cost option to effectively enter a new market where strategically we want to be for the long-term success of this business.

The last point and then we'll move to Q&A, our financial disciplines, strong balance sheet and a high cash flow model afford us the flexibility to execute on multiple opportunities simultaneously. We have cash to invest in initiatives, grow our store base and make acquisitions with a longer-term view. And we have the liquidity and financial strength to go out in the market and opportunistically repurchase stock. With that, I will turn it back over to TJ.

Tim Johnson - Big Lots, Inc. - SVP, Finance

Thanks, Steve. Jake, we would like to go ahead and open up the lines for Q&A at this time.

QUESTION AND ANSWER

Operator

(Operator Instructions). Meredith Adler, Barclays Capital.

Meredith Adler - Barclays Capital - Analyst

Thanks for taking my question. I guess I'll stick with Canada. You are presenting the customer up there with -- or I should say the old Liquidation World presented the customer with a pretty unattractive value proposition with empty shelves. And you are going to fix that. The question is are you going to be able to -- how do you go about convincing people that these stores in these locations are now a decent place to shop? Otherwise it is a big risk it seems.

Joe Cooper - Big Lots, Inc. - EVP, CFO, and President, Big Lots Canada

Meredith, it's Joe. I would tell you that, even with inventories significantly down, the stores and the condition that they are in, there are customers in those stores. We continue to be very encouraged by the traffic in the stores and our research that we have performed prior to entering that market tells us our merchandise mix that we bring to the table will be very compelling, and there is a lot of excitement.

Because of the location of the LW and Liquidation World stores very close obviously to the US border, it has also been very encouraging the number of customers that know Big Lots and are very excited about the fact that we are now operating those stores. So we are actually more optimistic today than we were 60 days ago that, as we fill those stores with compelling merchandise, the customer will respond.

I can tell you that we haven't been able to get a lot of merchandise up there yet, but the merchandise that we are flowing into those stores is turning very, very fast. So again, very early indications say that we will be able to be successful turning those stores around.

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FINAL TRANSCRIPT

Aug 25, 2011 / 12:00PM GMT, BIG - Q2 2011 Big Lots Inc Earnings Conference Call

I will add to that too, Meredith, if I can. We are really excited and confident that that consumer in Canada is looking for great extreme value and they don't find it up there right now. As Joe mentioned before, and I will reiterate to this, we have had so many of our customers indicate their excitement about the fact that Big Lots is coming up there because we are recognized. So I think we have an advantage for our brand name and what we stand for here in the United States up there.

There is a lot of initial excitement. He is not sharing with you some of the stuff, but I will tell you that some of the early goods that we were able to flow out of here in our distribution centers up there are selling in very large percentage to total quantities and investments compared to what we are doing here in the United States just by putting goods on the floor.

Our business has always been about the treasure hunt and the excitement of what we have in the stores. Along with that, I think you're going to find we are working diligently to understand so that when we are ready to introduce the actual Big Lots brand name to Canada, we will have a real intelligent, understandable marketing program to go along with it.

Meredith Adler - Barclays Capital - Analyst

Great, thank you very much.

Operator

Dan Wewer, Raymond James.

Dan Wewer - Raymond James - Analyst

Steve, I was curious about the timing of Canada. The US business has been struggling to generate positive same-store sales in the last four quarters. You have had to reposition your consumables strategy. Are you not concerned that this may dilute management's focus that should be given in the US market to rejuvenate the domestic business instead of focusing on a business that may not turn profitable for at least two years?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

We question ourselves on that very issue too and I will tell you the answer is absolutely not. We are focused on the long-term success of this business. This is a business and a management team that has been tested over time and has produced comp store increases year after year after year.

I agree with you that the last four quarters have been challenged. We are the first ones to say we are not happy about it, but we are also capable of reversing those trends as quickly as they go against us and we have a team that is more than capable of handling additional responsibility. And that is the team that we have built up over years. I would tell you I would question that decision if it was two or three or four years ago, but absolutely not today.

Dan Wewer - Raymond James - Analyst

Okay, thanks.

Operator

Joe Feldman, Telsey Advisory Group.

Joe Feldman - Telsey Advisory Group - Analyst

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FINAL TRANSCRIPT

Aug 25, 2011 / 12:00PM GMT, BIG - Q2 2011 Big Lots Inc Earnings Conference Call

Hi, guys. Good morning. I wanted to ask about kind of the closeout opportunities that you are seeing lately. Are you seeing any change in the type of closeouts that are being offered or are you seeing like one category, there is more opportunity than there used to be a year ago? Maybe the quality of the closeouts? Just kind of any color you can give around what you are seeing from your buying opportunities.

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

I would say that the nature of the closeout business hasn't changed dramatically; although the quality and the content of the vendor base continues to get better and better. I think that is twofold. Number one, people continue to understand our strategy and number two, Doug, since he has been here, and I know it has only been about 120 days at this particular point, is reaching out to a lot of vendors he had relationships with in his previous life, number one, and number two, we have opened up the coffers to take a good hard look at the vendor base that we did business with in the past, but haven't done business with in the near term and we are aggressively pursuing all of them.

I will tell you, as business continues to get good and it is the nature of the business, Consumables continues to see really good closeouts available, particularly in the Food business and the HBC part of the business. Electronics, but I think that is a function of the fact that the business is really challenged right now overall from a national basis, particularly in the television part of the business and some of the other electronic parts of the deal, the DVD parts of the deal, parts of our deal business, the studios are opening up bigger to us.

We have gotten more aggressive on some of the Hardlines parts of the business, so we are seeing quite a bit. One of the parts of the business that I didn't mention that has been really doing well is the Automotive part of our business. Home continues to open up more vibrantly and the team just literally is getting back from an overseas trip, predominately Asia and of course Pakistan and India, because of the textiles part of the business. We are getting more aggressive not only in developing and creating our own merchandise content, but all of a sudden there is raw material and goods available for us to make into closeouts that haven't been before.

So I am feeling pretty good going into the third and the fourth quarter and quite honestly what that does is it extends into the first quarter of next year.

Joe Feldman - Telsey Advisory Group - Analyst

That's great to hear. Thanks, guys.

Operator

Laura Champine, Cowen & Co.

Laura Champine - Cowen & Co. - Analyst

Good morning, guys. I appreciate all the detail on the guidance. Obviously, we are learning a lot about the Canadian business. Can you comment on when you think it will stop being a drag on your gross margin because I understand the investments you may need to make there, but I know they are having probably a wholesale revamp in their inventories. When does it stop being a gross margin drag?

Joe Cooper - Big Lots, Inc. - EVP, CFO, and President, Big Lots Canada

Are you talking about the Canadian business, Laura?

Laura Champine - Cowen & Co. - Analyst

I am, I am.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FINAL TRANSCRIPT

Aug 25, 2011 / 12:00PM GMT, BIG - Q2 2011 Big Lots Inc Earnings Conference Call

Joe Cooper - Big Lots, Inc. - EVP, CFO, and President, Big Lots Canada

Well, certainly, we would expect some drag in 2011 and principally that is because we are peeling off limited amounts of Big Lots merchandise and moving it up north because inventories are so sparse. But what does that do? That adds obviously some distribution cost to it and we are also moving up some pre-ticketed merchandise, so you have a little foreign exchange there and that is in the near term.

But 2012, we are certainly looking longer term to be able to at least level those gross margins out. We are making very good contact with a lot of the closeout vendors up in Canada, most of which, particularly the consumer products companies, have separate groups in Canada from the US so we have to establish those relationships, reestablish many of them that have been broken over the last year and we absolutely see opportunity up there. But I wouldn't see anything until 2012.

However, look at the volume. I wouldn't particularly say that the Canadian business is materially dragging down the gross margin because the sales are so insignificant compared to the US.

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Their margins, Laura, were lower than ours in the way that they operated the business. So longer term, we see opportunities and I think when you take a business that hasn't made money in over five years, and we are really looking about a year and a half down the road, that is pretty quick as far as we are concerned and we want to do it the right way. I mean we have done things -- I believe we have demonstrated we have done things intelligently in the past. We would love for it to be immediate and overnight, but the reality is, what we do in our business and how we run our business and how we go after opportunities means that it is going to take a little bit of time for us to correct past problems.

Laura Champine - Cowen & Co. - Analyst

And I know that basically it seems like you are having to restock those stores almost altogether. So does that change where you expect the year-end inventory balance to be and should we see a little heavier inventory growth for the next couple of quarters?

Tim Johnson - Big Lots, Inc. - SVP, Finance

From the US standpoint, I think we feel pretty comfortable around that slightly positive to flat inventory per store ending the year somewhere in that range. Again, deals will come up and we will take advantage of those if necessary. So if it is a little higher than that, just understand that is our business.

From a Canadian standpoint, we would absolutely expect inventories to grow from here, as Joe mentioned. So if you're looking at overall dollars, yes, it might be a little higher than the 6% that we are at today, but from our standpoint that is a good thing.

Joe Cooper - Big Lots, Inc. - EVP, CFO, and President, Big Lots Canada

To give you a little color, we have got a little over $7 of gross square foot of inventory in the store. That tells you -- if any of you go in the stores, I would certainly appreciate a call afterwards, just give me your insights. But clearly a lot of empty shelves and as TJ said, it is a very positive thing to build those inventories and set ourselves up for some vast improvement in 2012.

Laura Champine - Cowen & Co. - Analyst

Got it. Thank you.

Operator

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FINAL TRANSCRIPT

Aug 25, 2011 / 12:00PM GMT, BIG - Q2 2011 Big Lots Inc Earnings Conference Call

Anthony Chukumba, BB&T Capital Markets.

Anthony Chukumba - BB&T Capital Markets - Analyst

Good morning. My question was related to the recent or the ongoing liquidation of the Borders bookstore. And I was just -- the Borders chain. I was just wondering if that gives you any opportunities from either, A, a buying perspective or B, a real estate perspective, particularly as you are starting to roll out these A locations. Thanks.

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Well, the liquidation is going on and it is being liquidated by a liquidator, so we have no control over that situation. As far as inventory going forward, our hope is always when major specialty retailers or category killers go out of business, it usually is pretty impactful to the manufacturers. So I think our people are pretty aggressive with publishers when it comes to the actual paper that is being published. And I am sure there is going to be things that are going to be showing up.

From a real estate perspective, I think Chuck is probably a little bit better to speak to that. There is clearly real estate out there. The question is does it fit our size and location.

Chuck Haubiel - Big Lots, Inc. - EVP, Real Estate, Legal & General Counsel

I think Steve actually hit the nail on the head with that. There, obviously, we are very close to the real estate. It is interesting because their box size kind of varied significantly more than some of the other A type concepts, if you will, that have gone out. But, yes, we work closely with it.

As I said earlier, it is just like merchandise. When concepts kind of come and go, it presents opportunities for us. There are some landlords that may need to go through a humblization process because Borders was paying some pretty significant rents, but it is something that we have got our eye on and I would expect in the future to have some of those boxes rebranded into Big Lots.

Anthony Chukumba - BB&T Capital Markets - Analyst

Okay, thank you.

Operator

John Zolidis, Buckingham Research.

John Zolidis - Buckingham Research Group - Analyst

Hi, good morning. I was going to ask on the US business, as we look into the second half, what are the sales drivers that you expect to help comps turn into positive territory relative to the first half? And within that, could you discuss whether there are any unusual or large closeouts that are expected to come in and aid the results?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Okay, I will take that, John. I will answer the second question first, which is we definitely have closeouts, but I absolutely, in the tradition of the anonymity of our business, will not discuss those. You will have to go into the store and see them, but they very clearly are there and we are aggressively pursuing them.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FINAL TRANSCRIPT

Aug 25, 2011 / 12:00PM GMT, BIG - Q2 2011 Big Lots Inc Earnings Conference Call

As far as the drivers of the business, it is pretty consistent with what has been going on except for some real interesting initiatives that we have going on. I think you're going to see Consumables continue to drive business and there are a lot of really good things happening there and particularly in the Food end of the business with Fresh Finds and you're going to see an expanded captive label Fresh Finds program, probably early to mid-September. The international food part of our business, which is also something we have been working on, you're going to see at the end of September into early October and then closeouts that I will not talk about, but you will see in the stores and I think that is really going to be terrific.

From a Home standpoint, we have put some real inventory initiatives and investments in floor space and inventory, particularly in the Top of Bed arena of our business. So comforters, sheet sets, blankets, throws, pillows, I think you're going to see some real exciting things there. I also think that, quite honestly, we know of, but we won't speak to, a lot of things in Tabletop and housewares that are closeouts that we did not have in the first and second quarter and that have become available to us going into the third quarter.

The Small Appliance business is really generating some activity and some excitement right now and we have got a lot of really good things going on there and I think you will see some really visible brand names that are very recognizable, mid-line and higher end at sensational values going into the third and fourth quarter.

In the Furniture area, there is a lot of exciting things happening in the RTA area, particularly in the juvenile end of the business that we have got some real initiatives going on. And in Casegoods, although it is not specifically Casegoods, the fireplace part of our business has been an initiative that is going to be many millions of dollars and that assortment is being set up on the stores' floors right now as we speak and as you go into September, I think you're going to see a very dominant presentation of quality and value and price lines.

Then Seasonal, I mean I am very bullish on Seasonal and have been. I think the team executes as well as anybody and I think we are recognized really well for it. We have early sets in fall Harvest and in Halloween and we are very excited about the assortments that we've put together there and we expanded and have a major initiative and investment in Trim-a-Tree this year. That has been a business that has been very, very good for us and relates to very high margins. So we like that contribution to total and I think you're going to see a major expanded assortment in trees and lights and accessories.

So I mean those are just some of the initiatives that we have that makes us feel really good about the third and particularly the fourth quarter of this year. And look, John, we know the comps we are up against in the third and fourth quarter are relatively flat.

John Zolidis - Buckingham Research Group - Analyst

Thanks for that detail and good luck.

Operator

Jeff Stein.

Jeff Stein - Ticonderoga Securities - Analyst

Ticonderoga. Two questions real quick. One, on the expected contribution, Joe, from Canada, when you said fiscal '13, do you mean calendar '13 you expect a profit? Or does that translate into calendar '12?

Joe Cooper - Big Lots, Inc. - EVP, CFO, and President, Big Lots Canada

No, calendar '13, year after next.

Jeff Stein - Ticonderoga Securities - Analyst

Okay, calendar '13, okay. Can you explain the difference between the $36 million that you kind of guesstimated early on that you would have to put into the business compared to I guess the number is now 75 to 80 and I don't know if that is a fair comparison, but maybe you can just kind of explain the delta. And I guess is this undertaking just maybe a little bit more challenging than you thought initially?

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FINAL TRANSCRIPT

Aug 25, 2011 / 12:00PM GMT, BIG - Q2 2011 Big Lots Inc Earnings Conference Call

Joe Cooper - Big Lots, Inc. - EVP, CFO, and President, Big Lots Canada

Yes, the initial $36 million was about $20 million of initial investment, which was the equity, which was pretty nominal and retirement of the bank debt and the notes. The incremental $16 million, there was some assumption around normalizing working capital. In other words, there were crude expenses and accounts payable on the books. What would we have to pay when we walked in the door? You will notice on the closing P&L, I mean the closing release when we actually closed on the business, we really focused on the known dollars out and we pulled an estimate of working capital adjustment because frankly until we got in and really understood the nature of those payables, the vendor payables, the accrued expenses, etc., we weren't sure exactly how quickly and to what extent we would satisfy those obligations.

So there is no difference today with what we believed 30 days and 60 days ago as far as cash out. As a matter of fact, our forecast for net loss this year is right on top of what we thought at the Board meeting when we presented the opportunity to the Board 90 days ago. The real difference is after doing significant due diligence and starting our discovery phase, we are more encouraged about the longer-term opportunity than we were before. We see a customer base that is small, but excited about Big Lots coming. We see a real estate landscape that isn't expansive, but we believe that we can launch our Big Lots brand name up there and be successful across the country.

And also we feel very good after initial due diligence about our assortment, bringing Seasonal, bringing our Furniture assortment, some of our import product and also we did hold a vendor summit a couple weeks ago up in Toronto with a number of consumer products companies out of Canada that are very encouraged about our acquisition, want to do business, do business with Big Lots in the US and want to establish a strong relationship with us up in Canada.

So I think the difference in the investment is just the composition; we are clarifying the composition. Again, going back to that, we didn't give a 2011 cash outlay estimate in our initial release. What we talked about was what it would cost at closing. Now what we are doing is giving you an idea of what it will cost to start to normalize the inventory, do some initial CapEx, fund the losses, plus the initial investment and that is where the numbers that we are giving you this morning come from.

Jeff Stein - Ticonderoga Securities - Analyst

Got it. And are you changing the name of the stores to Big Lots up in Canada and if not, why not? Just to kind of make a break from the past since the name is known pretty well up there?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Yes, what we are doing -- we certainly changed the company name to Big Lots Canada. We are looking across the store fleet and are currently making an assessment of what stores we will consider rebranding to Big Lots possibly beginning later next year. But we are going to be careful. We want to protect our brand name and there is some pretty, for lack of a better word, some remote locations and some real estate that is not in great condition. That doesn't mean they can't generate four-wall cash, but we will probably continue to operate those under LW or Liquidation World brands. The stores that we will rebrand to Big Lots will be the better locations and certainly start to open stores in better locations. So in the near term, we will run dual brands.

Jeff Stein - Ticonderoga Securities - Analyst

Got it. Thank you.

Operator

David Mann, Johnson Rice.

David Mann - Johnson Rice & Co. - Analyst

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FINAL TRANSCRIPT

Aug 25, 2011 / 12:00PM GMT, BIG - Q2 2011 Big Lots Inc Earnings Conference Call

Yes, thank you. Just following up on that last question, can you give your latest assessment on Canada about the differing store sizes, how that may be either an opportunity or a limiting factor?

Chuck Haubiel - Big Lots, Inc. - EVP, Real Estate, Legal & General Counsel

We have had some pretty extensive conversations on that -- the larger size stores, and where we think in the larger urban and suburban areas clearly make a lot of sense and can take the Big Lots strategy and the 22,000 to 30,000 square-foot range. We actually are assessing some of the smaller stores that actually have made money in the past and are trying to understand what is the best assortments for us to operate in Canada on.

We look at it as presenting us an opportunity, David. Just because we don't run small stores here in the United States, it doesn't mean that we can't understand and efficiently put the best parts of our assortments in those smaller stores that are generating a lot of profitability or potential profitability up there and I think that is part of the ongoing assessment. And I think the reality is, what are the best categories of merchandise in a 10,000 or a 12,000 square-foot store that we do the best job at. So I think it is right now likely that we are going to try to figure out how to keep most of those stores if possible.

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

Yes, we are actually in the process of drawing proposed assortments in every store. A little over a third of the stores are less than 20,000 square feet, so certainly they run from 11,000 to over 50,000. So there is a wide variety of store sizes and what we want to be able to do is give specific direction to each store manager of, in general, where to put the merchandise because they don't have any merchandise on the shelves and they are going to be getting some merchandise they have never seen, some of the Seasonal for Christmas and a more consistent assortment. And we want to make sure they are presenting that as compelling as possible.

So we are in the process of making those choices in those smaller stores, what are we going to carry and what are we not going to carry and we will do some testing. It gives us a great opportunity to test and learn over the next year and see what really is compelling to the Canadian customer.

David Mann - Johnson Rice & Co. - Analyst

If I could ask a question or two about gross margin in terms of your comments on the third quarter, I think you talked about the potential for more markdowns if needed. Are there any signs yet that you feel like you're going to need to go more aggressively in terms of markdowns in the quarter?

Tim Johnson - Big Lots, Inc. - SVP, Finance

Yes, David, it's TJ. I think one of the things we are very focused on particularly in the Home area, as Steve mentioned, where we have got a lot of new ideas, better ideas coming soon in some of the category expansions where we have reallocated footage within the Home area in order to make room for some of those new ideas. We have got product in those locations today we may need to move on maybe quicker than we would have anticipated.

So we just want to make sure that in areas where we have got new fresh ideas, where things are working, that we are giving it the space and if there is inventory there today, we need to move on it because that inventory is being replaced for a reason. So that is really what we are focused on in Home, and throughout the store where Doug and his team are really looking hard at some footage reallocation opportunities, making sure that we can move through the (technical difficulty) that are there and bring in the new ideas that we feel better about.

David Mann - Johnson Rice & Co. - Analyst

So it sounds like those markdowns are more related to your own moves rather than in response to sales trends created by the macro.

Tim Johnson - Big Lots, Inc. - SVP, Finance

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FINAL TRANSCRIPT

Aug 25, 2011 / 12:00PM GMT, BIG - Q2 2011 Big Lots Inc Earnings Conference Call

Yes.

David Mann - Johnson Rice & Co. - Analyst

And then in terms of the comment on current trend, can you give us a sense, given your guidance, that you are, number one, running in line with that guidance for the quarter to date and then secondly, maybe compare it to the June/July trend that it is similar to that?

Tim Johnson - Big Lots, Inc. - SVP, Finance

I would suggest that August is in line with the June/July trend. I think we are in a similar boat with everybody else. The last week of July, first couple of days of August were pretty inconsistent. There was a lot of noise coming out of Washington and a lot of things going on. We saw the customer kind of take a little bit of a pause. But as August got into full gear here, we saw those June/July trends return for us.

Additionally, as you will recall, September and October were more challenging for us last year than August, so we are up against the more -- we are up against the better part of the quarter last year.

David Mann - Johnson Rice & Co. - Analyst

Okay, very good. Thank you.

Operator

Peter Keith, Piper Jaffray.

Peter Keith - JMP Securities - Analyst

Good morning. Thanks also for all the detail and congrats to TJ doing a nice job in the prepared remarks. So one thing -- I think you have sort of indirectly answered this question, but I wanted to place it on the table more directly. Your outlook for the US business for the rest of the year on an operating basis, so that would be excluding the share repurchase activity, has that operating outlook changed in any capacity?

Tim Johnson - Big Lots, Inc. - SVP, Finance

Excluding share repurchase, it is pretty similar for the back half of the year, if that is what you are referring to. The third and fourth quarter back half very similar. Now again the geography of some of the items might have changed, but in total our expectations for the combined Q3 and Q4, excluding the repurchase, are essentially the same as what we would have been communicating or what would have been embedded in our guidance three months ago.

Peter Keith - JMP Securities - Analyst

Okay, perfect. Thank you. And then as I'm just trying to think about how we model the Big Lots Canada results in, would it be correct in thinking that the most variability from your historic results would be around the SG&A rate? And if so, I know you have been helpful in the past about guiding to a particular comp that you need in order to get some leverage on SG&A. Would you happen to have redone that calculation now factoring in Big Lots Canada?

Tim Johnson - Big Lots, Inc. - SVP, Finance

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FINAL TRANSCRIPT

Aug 25, 2011 / 12:00PM GMT, BIG - Q2 2011 Big Lots Inc Earnings Conference Call

No. The intention going forward, Peter, would be to try to give you guys enough information on a segment basis, like you see attached in today's release, that you can model US and then we will try to give you some high-level views on Canada going forward by quarter recognizing -- as Joe mentioned, sales are where they are right now and inventory is where it is and that is the challenge.

At the same time, we know we need to make some investments in people primarily, but also in some other areas that are going to cause SG&A. So looking at a leverage point for Canada right now is way, way too premature. So I wouldn't want to try to do some kind of math on a consolidated. I would rather -- I think from what I have heard from investors and analysts is the best way for us to help you guys understand is to try to present real clean segments and that is what we are doing today.

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

And I would just add, the comp for Canada is meaningless in the near term. So a combined comp -- trying to talk about a leverage point for a combined comp isn't a meaningful statistic. That's, to TJ's point, we will just segregate and because we are really looking at productivity, sales productivity in those stores, inventory per square foot, inventory assortment, compelling, all those types of meaningful measurements as far as getting inventory that the customer will respond to because comps are clearly going to be positive up there. So we will stay away from that combined stat.

Peter Keith - JMP Securities - Analyst

Okay, fair enough. Thanks a lot and good luck.

Operator

Mark Mandel, ThinkEquity.

Mark Mandel - ThinkEquity - Analyst

Thanks, good morning, everyone. What do you see as the ultimate store potential for Liquidation World? Is this potentially a 200 store business down the road?

Chuck Haubiel - Big Lots, Inc. - EVP, Real Estate, Legal & General Counsel

Hey, Mark. It's Chuck. Actually we talked last time on the call, and I think our view is the same. When you look at the size of our concept here, we think there is probably the potential for around 150 or so of those type sized Liquidation World/Big Lots Canada, if you will, stores without going into Quebec. And then as Steve kind of alluded to earlier, Liquidation World has had some pretty profitable smaller store concepts and that is something we continue to kind of focus on as to how to refine that and what those numbers could look like if we can kind of unlock that combination as well.

Mark Mandel - ThinkEquity - Analyst

Okay. And then I had a question on your SG&A, Joe. I think last quarter you said that the bonus accruals were down $8.5 million year-over-year for the first quarter. Can you give us some idea what happened in the second quarter?

Tim Johnson - Big Lots, Inc. - SVP, Finance

Mark, it's TJ. The second-quarter impact will probably be fairly similar. We will detail that -- I believe it's in the draft of the Q like we did in first quarter. I would suggest to you though that embedded in the back half of the year is not that same kind of favorability. You will recall kind of how

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FINAL TRANSCRIPT

Aug 25, 2011 / 12:00PM GMT, BIG - Q2 2011 Big Lots Inc Earnings Conference Call

the business trended last year, we really outperformed in the first half of the year. So we had much more incremental bonus accrued during the first half of the year last year than the back half of the year. So the favorability that was experienced in both the first and second quarter in comparison to last year, that kind of moderates as we go through the balance of the year.

Mark Mandel - ThinkEquity - Analyst

Right, that was my next question. In terms of the balance sheet, are you thinking any differently in terms of your balance sheet management and overall optimum capital structure given that you have made the decision to really accelerate your share repurchases and actually take on some debt whereas I think going in, you had almost $4 a share in cash? If we assume the stock price sits somewhere near where it is today, can we expect further, more aggressive action on your part with respect to the balance sheet?

Steve Fishman - Big Lots, Inc. - Chairman, CEO & President

I would say we are very pleased with how we have utilized our cash to this point. Investment up in Canada we clearly feel good about and the $313 million share repurchase we feel good about. With the investments, the capital investments that we are forecasting for 2011, given the share repurchase and the investment in Canada, our debt position is ballpark, this is just ballpark, $50 million at the end of the year. So that is a pretty good place to be given the extent of investments that we are committing for 2011. We have about $145 million left on the share repurchase that we are -- we will look at that. We are certainly not -- don't feel compelled to complete that share repurchase program in 2011, but if we did, just hypothetically, we would have $200 million of debt on a $700 million facility.

So we have always said that we are receptive to using our balance sheet for the right investments. We are not a company that historically has leveraged heavily. Our investment grade credit rating is important to us. However, we believe with $50 million to $200 million of debt at the end of the year, a pretty comfortable place to be.

Mark Mandel - ThinkEquity - Analyst

Got it. Well, thanks and good luck, everyone.

Tim Johnson - Big Lots, Inc. - SVP, Finance

Thank you, everyone, for joining us for the call today. We look forward to talking to you at the end of the third quarter.

Operator

Ladies and gentlemen, a replay of this call will be available to you within the hour and will end at 11.59 p.m. on September 8, 2011. You can access the replay by dialing 888-203-1112 toll-free for US and Canada or 719-457-0820 for international callers and entering the passcode 9515945. Again, that phone number is 888-203-1112 for toll-free US and Canada and 719-457-0820 for international and entering passcode 9515945. This concludes today's presentation. Thank you for your participation. You may now disconnect.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FINAL TRANSCRIPT

Aug 25, 2011 / 12:00PM GMT, BIG - Q2 2011 Big Lots Inc Earnings Conference Call

Disclaimer
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2011 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2011 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.